Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-3, of our report dated October 29, 2024, except for the effects of the restatement disclosed in Note 2 therein, as to which the date is October 3, 2025 relating to the consolidated financial statements of Critical Metals Corp. appearing in Amendment No. 1 to the Annual Report on Form 20-F for the year ended June 30, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Houston, Texas

March 18, 2026